Exhibit 10.2

September 29, 2020

John E. Bailey, Jr.

11316 Moonsprite Way

Raleigh, NC 27614

Re:Senior Advisor Agreement

Dear Jack:

I am providing this letter agreement (the “Senior Advisor Agreement”) to confirm the terms of your senior advisor engagement with G1 Therapeutics, Inc. (the “Company”).  We appreciate all of your efforts and contributions to the Company as a member of our Board of Directors (the “Board”) and look forward to entering into this senior advisor engagement to continue our valuable work relationship with each other.

1.Senior Advisor Term. You will serve as a Senior Advisor as described herein for the period between October 1, 2020 and December 31, 2020 (the “Senior Advisor Term”). Notwithstanding the foregoing, please note that either you or the Company may earlier terminate this Senior Advisor engagement.  During the Senior Advisor Term you will serve as senior advisor to the Company’s Chief Executive Officer (“CEO”), providing advice and assistance to the CEO and other services as reasonably requested by the CEO (the “Senior Advisor”). The Company will pay you a fee of $60,000.00 per month for your services (the “Senior Advisor Fee”), paid in accordance with the Company’s normal practices. In addition, the Company will reimburse you for business-related expenses incurred as a Senior Advisor, pursuant to the terms and conditions of applicable Company policies.  Upon conclusion of the Senior Advisor Term, you will be entitled to payment of any due but unpaid Senior Advisor Fee for services performed prior to the conclusion of the Senior Advisor Term, without further obligation by the Company.

2.Director.  You and the Company agree that you will continue to serve as a member of the Company’s Board, and your service as a Senior Advisor is separate from, and will not impact, your role as a member of the Board, which will remain subject to the terms of your Director Agreement and the Non-Employee Director Compensation Policy.

3.Independent Contractor Status.  As a Senior Advisor, you will be an independent contractor to the Company; you will not be considered an employee for purposes of any Company employment policy, plan or program, and will not act as an agent of the Company or have authority to bind, represent or speak for the Company, other than as a member of the Board.  The Company will record Senior Advisor Fee payments on an IRS Form 1099, and will not withhold any federal, state or local employment taxes from the Senior Advisor Fee on your behalf; you agree to pay such taxes and accept liability for complying with applicable state and federal laws governing self-employed individuals. The Company does not guarantee the tax treatment associated with payment of the Senior Advisor Fee hereunder.

4.Confidentiality. You will keep in strict confidence and will not disclose or make available to third parties any information, technical data, know-how or documents relating to (i)

your services under this Senior Advisor Agreement, or (ii) the research, developments, inventions, processes, trade secrets, data, techniques, designs, drawings, products, product plans, services, customers, marketing, software, finances, business methods, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of your own) (collectively, “Confidential Information”), except with the prior written consent of the Company, and you will only use Confidential Information as necessary to perform services under this Senior Advisor Agreement or under any other agreement pursuant to which you are providing services on behalf of the Company. Your obligations under this paragraph will survive expiration of this Senior Advisor Agreement for a period of three (3) years from the date of expiration. Notwithstanding the foregoing, any trade secrets of the Company will be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act and any other applicable law, and the protections provided for in this paragraph will remain in effect indefinitely as to Confidential Information that is a trade secret (as defined by statute and common law).

5.Intellectual Property. You will promptly disclose and hereby transfer and assign to the Company all right, title and interest in and to all techniques, methods, processes, software, documents, formulae, improvements, inventions and discoveries (and any patents issuing thereon) made or conceived or reduced to practice by you, solely or jointly with others, in the course of this Senior Advisor Agreement or with the use of materials or facilities of the Company during the Senior Advisor Term, and all intellectual property rights related to any of the foregoing (collectively “Inventions”). You will not publish any such Invention without the Company’s prior written consent. When requested by the Company, you will make available to the Company all papers, notes, drawings, data and other information relating to any such Inventions. You will promptly sign any documents (including U.S. and foreign copyright, trademark and patent assignments) requested by the Company related to the above assignment of rights and such Inventions and will cooperate with the Company at the Company’s request and expense in preparation and prosecution of any U.S. or foreign copyright, trademark or patent applications related to such rights and Inventions. Your obligations under this paragraph will survive expiration of this Senior Advisor Agreement for the period of three (3) years from the date of expiration.  Your obligations under this paragraph will not apply to a particular circumstance to the extent such obligations are unenforceable in such circumstance pursuant to the provisions of North Carolina General Statute Section 66-57.1 et seq. (as amended from time to time), provided that your obligations under this paragraph will continue to be binding upon you in all other circumstances. You will bear the burden of proof in establishing the applicability of such statute to a particular circumstance.

6.No Conflicts. Your services as a Senior Advisor are essential to the Company. You represent and warrant that you have no commitments or obligations inconsistent with this Senior Advisor Agreement, and that you will not enter into any agreement or engagement in conflict with your role and responsibilities hereunder.

7.General.  This Senior Advisor Agreement contains the entire agreement and understanding by and between you and the Company with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect. No modification of this Senior Advisor Agreement will be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Senior Advisor Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. The failure of either party to seek enforcement of any provision of this Senior Advisor Agreement in any instance or for any period of time will not be construed as a waiver of such provision or of such party’s right to seek enforcement of such provision in the future.  This Senior Advisor Agreement will be deemed to have been made in North Carolina and will be construed in accordance with the laws of North Carolina without giving effect to conflict of law principles. Each provision of this Senior Advisor Agreement is severable from every other provision of this Senior Advisor Agreement. Any provision of this Senior Advisor Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. This Senior Advisor Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Senior Advisor Agreement.

(Signature Page Follows)

(Signature Page to Senior Advisor Agreement)

If this Senior Advisor Agreement is acceptable to you, please sign, date and return the enclosed copy of this Senior Advisor Agreement to me

Very truly yours,

G1 Therapeutics, Inc.

/s/ Mark A. Velleca

By: Mark A. Velleca, M.D., Ph.D.

Its:  President and Chief Executive Officer

Confirmed and Agreed:

/s/ John E. Bailey, Jr.

John E. Bailey, Jr.

Dated: September 29, 2020

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